EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LeCroy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-163195, 333-155279, 333-139638, 333-129490, 333-120656, 333-113271, 333-91833, and 333-03144) on Form S-8, (No. 333-139708) on Form S-3/A and (No. 333-176320) on Form S-3 of LeCroy Corporation of our report dated September 2, 2011, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of July 2, 2011 and July 3, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the 52 week period ended July 2, 2011, the 53 week period ended July 3, 2010 and the 52 week period ended June 27, 2009, and the related financial statement schedule, which report appears in the July 2, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Short Hills, New Jersey

September 2, 2011